Exhibit 14
HORIZON

LINES, Inc.
Code

of
Business

Conduct
and
Ethics
This Code is being distributed electronically
to all officers, employees and directors of
Horizon Lines, Inc. and its subsidiaries.
Each officer, employee and director
should read it carefully.
Any questions should be directed to the Law
Department or the
Chief Compliance Officer.
Opening the electronic message will signify
your agreement
to comply with this Code.

Purpose of Code of Business Conduct and Ethics
     This Code of Business Conduct and Ethics (this “Code”) describes standards of conduct for all employees, officers and directors (hereinafter referred to collectively as “Associates” and, individually, as an “Associate” or “you”) of Horizon Lines, Inc. and its subsidiaries. This Code has been approved by the Board of Directors of Horizon Lines, Inc. (the “Board of Directors”). Many of the policies in this Code are based on various laws and regulations. Others are based on business and ethical principles that enhance our ability to conduct our business effectively. Horizon Lines, Inc. and its subsidiaries are hereinafter referred to as “Horizon” or the “Company.”
     The purpose of this Code is to provide guidance and set common ethical standards that each Associate of the Company adheres to on a consistent basis. It governs the actions and working relationships of the Company’s Associates with current and potential customers, fellow employees, competitors, vendors, suppliers, government and self-regulatory agencies, the media and anyone else with whom the Company has contact. These relationships are essential to the continued success of the Company.
     This Code is designed to deter wrongdoing and to promote:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, governmental and regulatory agencies and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting to an appropriate person of potential and actual violations of this Code; and

•	accountability for adherence to this Code.
     You are responsible for reading, understanding and for complying with both the letter and spirit of applicable laws and regulations and this Code. You are expected to act fairly and honestly when conducting business on behalf of the Company and to maintain the Company’s high ethical standards. You should avoid any actions that might reflect unfavorably on either your own integrity or that of the Company.
     Additionally, you are responsible for adhering strictly to the Code and to all additional policies of the Company. You are responsible for knowing all Company policies applicable to you and for complying with them. The Code and any additional policy statements may be modified periodically to reflect the Company’s changing needs and the changing environment in which it operates.

     Supervisors will be held responsible for ensuring that their employees are aware of, understand, and agree to comply with the Code and that the Company’s basic operating principle is to conduct business in accordance with the highest level of integrity and ethical standards. The Company will hold supervisors accountable for setting a tone of compliance, even in cases where legal liability may not be involved.
     This Code cannot provide an answer to all questions that may arise. If you have a question that the Code does not address directly, you should seek appropriate guidance from others, including your Supervisor, The Law Department and The Human Resource Department.
     You are also required to report apparent misconduct by others using appropriate channels, as addressed below, and assist the Company in the prevention and correction of these problems.
ADMINISTRATION
     Periodically, but in no event less frequently than annually, the Company will require you to acknowledge in writing that you have received and reviewed the Code and agree to comply with its provisions. The Company has required every Associate at the time of the adoption of this Code to acknowledge in writing that he or she has received and reviewed the Code and agrees to be bound by its provisions. The Company also requires every new Associate to acknowledge in writing that he or she has received and reviewed the Code and agrees to be bound by its provisions. In addition, you should disclose any previously unreported transactions, relationships or activities known to you that appear to be in violation of the Code and that the Code requires to be disclosed. Such disclosure can be made to your supervisor or confidentially through the Company’s Ethics Hotline (1-866-850-2115). For information regarding the Ethics Hotline, see the discussion under the heading “REPORTING VIOLATIONS” below.
     You should contact the Law Department with any questions about the Code, including questions about whether an event occurring prior to your receipt of this Code is reportable.
     Violations of the Code, violations of applicable laws or failure to cooperate with an internal investigation may all constitute grounds for disciplinary action, including immediate dismissal.
     The provisions of the Code cannot include all situations or events likely to occur in the conduct of the Company’s business. Therefore, the Company may issue additional policy statements from time to time, either to address topics not covered in the Code or to provide greater detail on topics already covered in the Code. Questions about situations not covered in the Code should be directed to the Law Department or the Company’s Ethics Hotline (1-866-850-2115).
     The Code applies to all Associates worldwide. However, if any provisions of the Code conflict with local law of any jurisdiction in which the Company operates, the Company may issue supplemental policies in those jurisdictions. You should consult the Law Department with any questions regarding conflicts with local law.
TABLE OF CONTENTS

REPORTING VIOLATIONS	6
ANTITRUST AND SHIPPING LAWS	7
U.S. SECURITIES LAW	11
CONFLICTS OF INTEREST	12
CORRUPTION AND BRIBERY	15
TRANSACTIONS WITH U.S. GOVERNMENT	18
THE FOREGIN CORRUPT PRACTICES ACT (FCPA)	19
CONFIDENTIALITY	20
POLITICAL AND LOBBYING ACTIVITIES	21
DISCRIMINATION, HARASSMENT, AND RETALIATION	23
POLICY ON A DRUG-FREE WORKPLACE	26
SAFETY AND ENVIRONMENTAL CONCERNS	27
COPYRIGHTS, TRADEMARKS, AND PATENTS	28
INVESTIGATIONS	28
ACCOUNTING AND FINANCIAL REPORTING	29
COMMUNICATIONS WITH MEDIA AND PUBLIC	30
RESPONSIBILITIES OF MANAGEMENT	30
USE OF AGENTS AND NON-EMPLOYEES	30
LIMITS ON AUTHORITY	30
PROTECTION AND PROPER USE OF HORIZON PROPERTY	31
FAIR DEALING	32
ADMINISTRATION AND WAIVER OF CODE	32
CONCLUSION	33
     NOTE: This Code of Business Conduct and Ethics is not intended and should not be construed as forming a contract of employment between Horizon Lines, Inc. (or any of its subsidiaries) and any of the employees of Horizon Lines, Inc. (or any such subsidiary). This Code and the policies set forth herein are intended to supplement, but not replace, any other policies and procedures of Horizon Lines, Inc. (or any of its subsidiaries) that may be applicable to directors, officers and/or employees of Horizon Lines, Inc. (or any such subsidiary). In the event of a conflict between this Code and the policies set forth herein, on the one hand, and any such other policies or procedures, on the other hand, this Code and the policies set forth herein shall control.

REPORTING VIOLATIONS
     The interests of the Company, its stockholders and all Associates are best protected when there are no violations of this Code and when any violations that do occur are promptly identified and corrected. If you are aware of, or have reason to suspect, a violation has taken place, the Code requires that you promptly notify your supervisor, the Human Resources Department or the Law Department. Horizon encourages you to talk to managers, human resources representatives, members of the Law Department, or other appropriate personnel when in doubt about the best course of action to take in a particular situation. If you report a violation or suspected violation to your manager or human resources representatives and appropriate action is not taken, you must contact members of the Law Department. Horizon’s policies prohibit intimidation or retribution for any reports of misconduct by others that you make in good faith.
     An Ethics Hotline has been established for the anonymous and confidential reporting of any known or suspected violation of law, this Code or any other Company policy or any other unethical behavior. The Horizon Ethics Hotline is toll-free, and is available 24 hours a day for use by Horizon employees anywhere in the world to the extent permitted by applicable law. Trained operators who are not Horizon employees staff the Horizon Ethics Hotline. Information you provide using the Ethics Hotline will be promptly transmitted to the appropriate parties, which may include members of senior management and persons from the Human Resources Department and the Law Department. When you call the Horizon Ethics Hotline, your report will be assigned a control number that will allow you to call back to receive an update on the matter from Horizon, if any is available, or to contribute additional information. It is against Company policy, and in some cases against the law, for the Company to take any action against an Associate for reporting or threatening to report a violation of this Code or cooperating in investigations relating to Code violations, provided that the Associate has acted in good faith and with a reasonable belief that the information provided is true.
The Horizon Ethics Hotline:
1-866-850-2115
     Members of the Company’s Law and Human Resources Departments may be reached by email or by a telephone call. Their contact information is available on the Company’s web and Intranet sites.

ANTITRUST AND SHIPPING LAWS
     The philosophy of the antitrust laws of the United States is that the economic well-being and the public good will be fostered best by a free and competitive economic system. All individuals and companies have the absolute right to compete lawfully for business to the utmost of their skills, resources and facilities. However, the actions and activities of one business must not unreasonably interfere with the lawful rights of others to compete.
     The U.S. antitrust laws provide that any contract, combination, or conspiracy in any form or manner in unreasonable restraint of trade of U.S. interstate or foreign commerce is illegal. The laws further provide that it is illegal for any person (individual or corporation) to monopolize, or attempt to monopolize, or combine to conspire with any other persons to monopolize, any part of interstate commerce or foreign commerce.
     It is Company policy to comply with all applicable antitrust laws including state laws and laws of other countries where the Company does business. It is the responsibility of all Associates to be certain that their actions and practices comply with applicable antitrust laws.
     Certain practices or actions are considered so clearly wrong that they are deemed unreasonable in all cases and can be ruled a violation of antitrust laws without need for proof that the conduct actually restrained trade. Such practices or actions (called “per se” violations) include:
(1) price fixing and bid rigging among two or more competitors; and
(2) division of markets, contracts, customers or territories among two or more competitors.
     These “per se” violations can be the subject of criminal prosecution by the U.S. Department of Justice and are considered felonies under the U.S. Criminal Code. Violations can lead to fines and imprisonment for individuals, and extremely heavy fines for companies. In addition, these violations may also result in civil suits by parties seeking monetary damages. Under U.S. antitrust laws, plaintiffs in such suits are entitled to collect three times the amount of the damages they prove and to be reimbursed for their legal fees in connection with the suit.
     Tying devices, or arrangements, and reciprocal dealing (discussed below) can also constitute “per se” violations in some circumstances and in any event are strictly prohibited by Company policy.
     Price Fixing. It is a “per se” violation for rates to be “fixed” or agreed upon by two or more competitors. There cannot be any discussion with competitors with regard to rates in U.S. domestic or foreign trade. Agreements among competitors as to minimum or maximum prices and bid rigging are also per se illegal.

     Price fixing and bid rigging are broadly defined to include any agreement, whether implicit or explicit, that attempts to limit competition by tampering with price. There are no defenses to price-fixing or bid rigging, even if:
1. The price is reasonable;
2. The competitors who agreed had no market power;
3. The agreement was never carried out; or
4. The agreement stopped “ruinous” competition.
     In addition, agreements on individual elements of a rate, such as credit terms or surcharges, are also per se illegal even if there is no agreement on the ultimate total price or rate charged or bid.
     Division of Markets. Two or more competitors cannot agree among themselves as to the customers, markets or territories that each will serve. This prohibition includes agreements to restrict the amount of capacity or service each is to render in the same market.
     Tying Devices. Tying devices are illegal under U.S. antitrust laws. A tying device or arrangement involves an arrangement under which a company would force a customer to buy a product or service it might not otherwise wish to buy as a condition to the company providing a different service that the customer wants to obtain and cannot obtain elsewhere.
     Reciprocity. Reciprocity in violation of the antitrust laws exists if there is an understanding between two parties subject to U.S. law that the purchase of goods or services by one party from the other is in return for the other purchasing goods or services from the first party or an affiliate or supplier of the first party. It is Company policy not to be a party to any agreement, understanding, or arrangement, express or implied, that has the intention or effect of conditioning the sales of services by the Company upon a customer’s supplying some other service or product to the Company, or of conditioning any purchases by the Company upon a supplier’s purchasing services from us. When making purchases, the Company will not favor our customers or the customers of any affiliate or supplier. The Company’s criteria for purchasing products or services are to acquire the most suitable product or service of the best quality for the lowest available price regardless of the status of the seller.
     U.S.A. Shipping Laws.
     The Company operates as a water carrier in the United States noncontiguous domestic trade lanes with Puerto Rico, Alaska, Hawaii, and Guam. As such, it is subject to regulation under the ICC Termination Act of 1995 (“ICCTA”), which is administered, in part, by the Surface Transportation Board (“STB”).
     ICCTA requires that the rates and practices related to transportation service by a water carrier in the noncontiguous domestic trade lanes be reasonable, and that such transportation service must be provided on reasonable request. ICCTA permits a water carrier to provide transportation service in the noncontiguous trades pursuant to a confidential transportation service contract with each customer, or pursuant to a tariff. For transportation service provided pursuant to such a tariff, ICCTA requires that a water carrier always be in compliance with the tariff provisions, and prohibits the carrier from charging or receiving a different compensation for the transportation service than the tariffed rate. Examples of charging or receiving a different compensation would be returning a part of that rate to a person, or giving a person a privilege or allowing the use of a facility that affects the value of the transportation. Transportation provided pursuant to a confidential transportation service contract is exempt from STB regulation to the extent it says so.
     The Federal Maritime Commission (“FMC”) regulates the activities of (i) common carriers by water in the U.S. foreign commerce (including vessel operating and non-vessel-operating common carriers (“NVOCC”)), (ii) ocean freight forwarders (who dispatch shipments in the U.S. export foreign commerce trades), and (iii) marine terminal operators, in each case pursuant to the Shipping Act of 1984, as amended (the “Shipping Act”), which is administered by the FMC. For transportation in the U.S. foreign commerce other than as exempted by the Shipping Act, an NVOCC or ocean common carrier must publish a tariff or file a Service Arrangement or Service Contract and provide transportation service in accordance with those provisions.
     The FMC regulates the activities of marine terminal operators that provide terminal services or facilities in the United States (including Puerto Rico and U.S. territories and possessions) in connection with an ocean common carrier operating in U.S. foreign commerce or in connection with a common carrier by water operating both in U.S. foreign commerce and the U.S. noncontiguous domestic trade. The Company’s activities as a marine terminal operator in Puerto Rico, Guam, Hawaii, and Alaska are regulated pursuant to the Shipping Act whenever the Company provides terminal services or facilities in connection with one or more such common carriers.
     An FMC-regulated marine terminal operator: (i) may operate pursuant to a published tariff or a contract; (ii) must establish and enforce just and reasonable regulations and practices connected with receiving, handling, storing, and delivering property; and (iii) must file with the FMC any agreements between it and an ocean common carrier in the U.S. foreign commerce or another marine terminal operator, unless such agreements have been exempted from such filing requirements.
     It is the Company’s policy that it and its Associates shall comply with the requirements of ICCTA and the Shipping Act. Due to the complexity of these laws, it is recommended that the Law Department be consulted when questions arise.
Other Anti-Monopoly and Fair Trade Laws.
     Growing numbers of other jurisdictions, including Puerto Rico and foreign countries, have local legislation which, although not always as inclusive or severe as U.S. laws, have the purpose of preventing agreements in restraint of trade or unfair monopolization of trade by business enterprises. Such laws generally are designed to prevent big businesses from doing unreasonable damage by abusing their economic power. The laws usually require proof both of intent to do harm and of existence of an actual monopoly or of a dominant position in the trade (generally considered by such as control of at least 40-50% of the market, but sometimes requiring control of as little as 15%). It is Company policy to comply with all applicable foreign fair trade and anti-monopoly laws.]

U.S. SECURITIES LAW
Insider Trading Laws
     It is both unethical and illegal to buy, sell, trade, or otherwise participate in transactions involving the Company’s securities (whether stocks, bonds, or otherwise) while in possession of material information concerning the Company that has not been released to the general public, but which when released may have an impact on the market price of any such securities. Such transactions would include exercising stock options and making tax deductible gifts of stock to charities. It is also unethical and illegal to buy, sell, trade, or otherwise participate in transactions involving the security of any other issuer while in possession of similar non-public material information concerning such issuer. Any questions concerning the propriety of participating in a transaction involving the securities of the Company or any other issuer should be directed to the Law Department. “Material” information is usually defined as information to which a reasonable person would attach importance. Transactions that could raise compliance issues include potential market sales in connection with stock options exercises outside the “window”, and charitable and other gifts when sales or resales, into the market, may occur. Please refer to the Horizon Lines Insider Trading Policy which accompanies this document and can be found on the Company’s web and Intranet sites.
Disclosure
     Any statement Horizon issues that can reasonably be expected to reach investors and trading markets must be truthful and complete, and must not materially misrepresent the facts existing at the time of the announcement, and should be made available to all interested investors.

CONFLICTS OF INTEREST
     An employee’s primary loyalty should be to his or her employer. Therefore, the Company expects its Associates to refrain from having any financial or other relationship in or with a third party that does business with the Company in a situation where the Associate represents or has authority for Company interests. For example, an Associate with purchasing authority may not order products or services for the Company from a firm in which the Associate or a member of his or her Immediate Family1 has either a material interest or a controlling interest, because there would be a conflict between the Associate’s obligations to the Company and the Associate’s personal interests.
     No Associate should gain financially or otherwise from a firm or individual with whom the Company does business. Situations can arise in which an individual unintentionally or unknowingly becomes involved in a conflict of interest. In such cases the employee should contact his or her immediate supervisor for guidance. Each Associate is responsible for ensuring that he or she does not have conflicts of interest.
     No Associate may (i) engage in outside activities, (ii) accept outside employment, or (iii) perform outside services for compensation (including fees received as a consultant, lecturer, or author) if the activity (i) might subject the Company to criticism or reflect adversely on the Company, (ii) does constitute a real or apparent conflict of interest, (iii) does encroach upon working time, or (iv) does interfere with regular duties at the Company.
     The Law and Corporate Communications Departments must approve, in advance, public testimony before any legislative body or governmental agency, or other outside speaking engagements, industry conferences or publications relating or referring to the business of the Company.
     Subject to the general limitations on outside activities, Associates may engage in any outside speaking engagements, public testimony or publications that do not relate or refer to the business of the Company, such as writing or speaking about non-business topics.
     The Company encourages Associates to participate in civic and charitable activities. Because of time demands and potential conflicts of interest, Associates are encouraged to consult with their supervisors if they would like to serve on such boards or organizations. If service as a director or trustee by an Associate will involve significant time away from the Company, or might otherwise interfere with efficient performance of normal duties, then such Associate should obtain the prior approval of his or her supervisor.

[1] Immediate Family means the employee’s spouse, minor children and dependents, including natural, adoptive and step children, any other indivual residing in the same household as an Associate, and any individual or organization which represents or acts as agent or fiduciary for such individuals.

     Service by an Associate with a local, state, federal, or foreign governmental entity may also result in the potential for conflicts of interest. Therefore, if an Associate wishes to serve in appointed or elected municipal or other governmental positions, including as a member, director, officer or employee of a municipal corporation, governmental agency, authority or advisory board, or public school or library board, such Associate should obtain prior approval from the Law Department and his or her supervisor.
     Business opportunities that are actively solicited by, or offered to the Company, or that were pursued by any officer or employee of the Company using the Company’s funds, facilities or personnel, belong to the Company. No officer or employee of the Company may take for his or her own benefit, or help others take for their benefit, a business opportunity that belongs to the Company, unless that opportunity is first offered to the Company and declined. No officer or employee of the Company may use the Company’s name or any of its property or resources to enhance his or her own, or any other person’s, economic interest in personal transactions or outside relationships. No officer or employee of Horizon may engage in a business that competes with or is a supplier to the Company, unless specifically authorized by the Law Department.
     The following examples illustrate situations or relationships which Associates should avoid:
•	involvement in a situation in which an Associate uses his/her position or job for any form of private gain, or could lose complete independence, objectivity or impartiality with regard to Company business;

•	solicitation or acceptance by an Associate or member of his or her Immediate Family of any benefit from any person:
     a. who has, or is seeking to obtain, a business relationship with the Company, or
     b. who has interests that may be substantially affected by the performance or non-performance of the Associate’s job, duties or responsibilities. (However, Associates may accept food and refreshments or entertainment or limited gifts as described for commercial situations under the heading “CORRUPTION AND BRIBERY below.);
•	engagement by an Associate in any activity that is not compatible with the full and proper discharge of the Associate’s duties and responsibilities to the Company; and

•	an Associate or member of his or her Immediate Family having a direct or indirect personal financial interest in, or a relationship with, or receiving a benefit from, any organization which is in competition, or which has transactions, with the Company. (This does not apply to the ownership of securities in any enterprise listed on a national securities exchange if the market value or share of ownership does not represent a material part of the Associate’s net worth or income, or the business relationship with the Company does not represent a major or material portion of the value of the income or business activity of the enterprise.)
     The above situations are not all-inclusive. If an Associate has any doubt whatsoever about a particular situation that might constitute a conflict of interest, he or she should discuss the matter with his/her supervisor. Law Department advice may be sought when needed.
     Horizon has established an Ethics Hotline through which Associates may report, confidentially and without fear of recrimination, any suspected violation of this Code of Business Conduct and Ethics. All Associates are encouraged to utilize this Ethics Hotline (1-866-850-2115) if they reasonably believe that a violation has occurred or is about to occur.
FORMER GOVERNMENT EMPLOYEES
     There are several conflict of interest statutes which establish restrictions upon the role that former government employees may play in the Company’s relations with the government or governmental unit or department that had employed them. Every Associate who is a former government employee shall consult the Law Department before representing the Company before his or her former governmental employer. In particular, any Associate who has been separated from civilian or uniformed employment by the Department of Defense or any branch of the U.S. Armed Forces for less than two years must consult the Law Department about special reporting requirements.

CORRUPTION AND BRIBERY
     Most governments have laws prohibiting giving or offering, money, gifts or other things of value to public officials to influence, or attempt to influence, the officials to act contrary to the law or to their official or legal obligations and responsibilities. Under these prohibitions, such gift giving generally constitutes criminal bribery.
     Many jurisdictions also have similar laws with regard to the giving, or offering, of money, gifts or other things to a private person for the purpose of inducing him or her to act contrary to the interests of his employer or principal. Such gift giving may constitute criminal bribery or, more often, civil commercial bribery.
     U.S. laws and laws of some other countries also prohibit payments of money or the giving of gifts or other things of value to certain other persons, such as labor representatives and loan officers of financial institutions.
     Acts of corruption and bribery may result in criminal or civil liability for the person offering the bribe as well as for the recipient. Bribery may subject not only the person offering the bribe, but also his employer, to monetary liability in favor of the employer of the recipient of the bribe and to criminal penalties.
     Recognizing the ethical standards behind laws that prohibit commercial bribery, the Company’s policy limits an Associate’s acceptance of money, gifts or other things of more than nominal value from persons with whom the Company does business or with whom the Company competes. Acceptance of gifts of more than nominal value could affect the independent, impartial, and objective decisions and acts of the Company’s Associates.
     For the same ethical considerations, Company policy strictly prohibits or limits the giving of money, gifts, entertainment and other things of value to public officials or employees and to principals or employees of persons or entities with whom the Company does business or competes.
     With regard to U.S. government personnel:
•	No gift of any value may be given to military personnel or to civilian employees of the Department of Defense or of a military department or organization. There are extremely limited circumstances in which a light meal or snacks may be provided; however, prior authorization by the Law Department must be received before any such meals or snacks are given.
•	During the conduct of any Federal procurement of property or services (beginning with the development, preparation or issuance of a solicitation, continuing through evaluation of bids or proposals, selection of sources and conduct of negotiations, or extension of a contract), no person acting for the Company may:

     a. make, directly or indirectly, any offer or promise of future employment or business opportunity to, or engage, directly or indirectly, in any discussion of future employment or business opportunity with, any procurement officials of any governmental agency;
     b. offer, give or promise to offer or give, directly or indirectly, any money, gratuity or other thing of value to any procurement officials of governmental agency; or
     c. solicit or obtain, directly or indirectly, from any officer or employee of such agency (or from anyone acting for such agency), prior to the award of a contract, source selection information regarding such procurement or any proprietary information submitted by the maker of a bid or proposal.
•	All employees shall consult with the Law Department prior to giving any gift of more than minimal value (such as inexpensive company promotional material) to any U.S. federal, state, or local official or employee.
     In commercial situations (those not involving any government or public body), associates may give and accept:
•	meals and refreshments, and entertainment such as sporting or theatrical events, of non-exorbitant reasonable value considering the nature of the event and on infrequent occasions, provided the Associate and the other person are both properly in attendance for the conduct of business;
•	advertising or promotional materials, such as pens, pencils, note pads, calendars, paperweights and other items of nominal or reasonable intrinsic value given ordinarily in the general course of business PROVIDED, in all instances, that;
     a. they are consistent with accepted business practices; and
     b. they are of such limited value as not to present risk that they will be thought to be a bribe or payoff; and
     c. they do not violate applicable law or social or ethical standards; and
     d. the nature and circumstances are such that disclosures will not cause embarrassment to the Company; and
     e. they do not violate the Code of Ethics of the person’s employer.
     No entertainment or gift will ever be provided for the purpose of improperly influencing the recipient to do business with or do anything for the Company.
     In some countries it is lawful, as well as good business manners, for senior executives of companies that do business with each other to give or exchange gifts of considerable value. To fail to give, or to refuse to accept, such a gift might be a serious breach of etiquette with adverse business and social consequences. When such gifts are lawful they may, nevertheless, be given only with the prior approval of the General Counsel of Horizon Lines, Inc. When such gifts are received by an Associate they shall be reported promptly to the General Counsel of Horizon Lines, Inc. The recipient may be required to surrender the gift to the Company or may be authorized to keep or dispose of it under such conditions as the General Counsel of Horizon Lines, Inc. may prescribe with the advice of the Law Department.
     The Company operates or does business in many states of the United States and in certain foreign jurisdictions. Among these jurisdictions, the laws with respect to corruption and bribery vary widely. In fact, in certain foreign areas, acts which Americans may consider improper in a domestic context may not violate the local law and may indeed be commercially and socially accepted. However, it is Company policy that no funds will be paid to an official or a private person, or used directly or through any conduit or device, for the purpose of:
•	influencing any officials to do, or omit to do, anything when the doing or omission would be contrary to applicable law, U.S. or foreign, or to the policies of this Company (see Foreign Corrupt Practices Act (FCPA)); or
•	compromising the responsibilities or obligations of such persons. Some laws and codes of conduct applicable to public officials permit them to accept product models or pictures or like promotional or public relations materials. However, no gift of any sort shall be made to any public official without a prior opinion of the Law Department plus such approvals as are required by applicable Company procedures.

TRANSACTIONS WITH U.S. GOVERNMENT
     Conducting business with the U.S. government requires knowledge of the rules and regulations that apply to such transactions. The Company is committed to the principles of business ethics and conduct that acknowledge and address its responsibilities to the U.S. Government and the public under U.S. federal, state and local procurement laws. Compliance with these laws is the responsibility of every Associate involved in doing business with the government.
     Requirements under these laws include matters such as: (a) following appropriate security laws (in terms of both homeland security and preventing unauthorized access to classified information); (b) carefully following procurement and bidding laws and requirements; (c) not knowingly providing false statements or information to any others in connection with governmental transactions; (d) not seeking or accepting contractor bid or proposal information or source selection information before the award of a procurement contract; and (e) avoiding improper gifts and gratuities as noted above under the heading “CORRUPTION AND BRIBERY”.
     Because of the constantly evolving and changing government procurement laws and regulations, as well as the government enforcement standards and practices, it is critical for each Associate dealing with the government to keep informed of these laws and to seek advice from the Law Department whenever there is any question regarding appropriate conduct.
     Failure to comply with these laws may result in criminal, civil, contractual, and administrative penalties being assessed against the Company and individual Associates.

THE FOREIGN CORRUPT PRACTICES ACT (FCPA)
     The FCPA is a U.S. law that prohibits the giving or offering of money or anything of value, either directly or through a third party, to an official of a foreign government, foreign government agency or instrumentality (which may include government monopolies, corporations, etc.) or to any foreign political party, party official or candidate for corrupt purposes.
     With narrow exceptions discussed below and for which specific approval must be received in advance, such payments are strictly prohibited regardless of the fact that they may be widely accepted or even seem necessary in the foreign country in question.
     The FCPA applies to individuals as well as to corporations and provides for criminal penalties including imprisonment and significant fines for individuals (which the Company is prohibited from paying or reimbursing) as well as for corporations.
     The one significant exception to the FCPA permits certain “facilitating payments”, but these are narrowly, and not entirely clearly, defined. For the purposes of this Code, Associates should assume that “facilitating payments” means only:
•	a payment in the nature of “grease” or gratuity;
•	a tip to a low-level foreign governmental employee (including an employee of a government “instrumentality"- a term which may include government monopolies, corporations, etc.) whose duties are essentially ministerial or clerical and who does not make policy or rules or laws or award contracts; or
•	a tip or grease payment given only for the purpose of assuring that the recipient does what he or she is obliged to do in any event in the normal pursuit of his or her duties.
     In view of the substantial penalties and related consequences (both to the Company and involved individuals) and in order to avoid any misunderstanding of this complex law, it is the Company’s policy that no payments or gifts or offers to make payments or gifts whatsoever, regardless of amount or purpose, including facilitating payments permitted by the FCPA, shall be made either directly or through third parties to officials or employees of government agencies or instrumentalities (including government monopolies or corporations) or to foreign political parties, or party officials or candidates, without the prior receipt of a written opinion from the Law Department that the payment or gift would not violate the FCPA and the express written authorization at the highest approval level required under the then existing corporate procedures.
     Associates should not go forward when they are uncertain of the consequences of a given act and should consult their supervisors (who should consult the Law Department) regarding any questions they may have about particular transactions.

CONFIDENTIALITY
     Associates have a responsibility to maintain the confidentiality of sensitive information related to the business of the Company. Because of the competitive market environment in which the Company operates, it is essential that confidentiality be maintained in all circumstances. This includes casual conversations with family, friends and former Associates of the Company.
     Therefore, Associates must hold in strictest confidence, and not disclose to any person, firm or corporation, any information, plan, strategy, technique, process, program, software, formula, developmental or experimental work, work in progress, business or trade secret or any other secret or confidential matter relating to the business of the Company which any Associate may acquire or possess by reason of employment with the Company. This obligation is binding upon all Associates both during the time of employment by the Company and subsequent to any period of employment.
     The Company retains all rights to possession of and all title in and to, all papers and documents, whether in hard copy or electronic format including, but not limited to, drawings, programs, notes, memoranda, specifications, reports, correspondence on whatever media they are contained (print, electronic, digital, etc.), all devices and any other physical material that an Associate may originate or which may come into an Associate’s possession in any way during employment by the Company and which relates to the business of the Company. An Associate must return all such things promptly to the Company on termination of employment or at any other time as the Company may request.

POLITICAL AND LOBBYING ACTIVITIES
     There are numerous federal, state and foreign laws regulating or restricting political and lobbying activities of corporations and limited liability companies. As a good corporate citizen, the Company shares a common and general concern for the integrity of the political and governmental processes and for the election of qualified public officials. The Company encourages its Associates to be equally concerned and to fulfill their responsibilities as citizens by participating in such activities. However, Associates should be aware of the restrictions on corporate activities and on their individual activities as Associates or agents of the Company.
     Political: Federal law and the statutes of many states prohibit the Company from contributing to political candidates or political parties. Associates who participate in partisan political activities must make every effort to ensure they do not leave the impression that they speak or act for the Company.
     In the United States, corporate funds, facilities, or other assets will not be used directly or indirectly by or for federal political candidates or parties. Corporate funds can be used in the formation and administration of “political action committees” (PAC’s) which can receive voluntary political contributions from eligible Associates and their families. All such voluntary contributions received must be accounted for in separate, segregated funds, strictly apart from those of the Company.
     No Company action, direct or indirect will be allowed that infringes on the right of any Associate individually to decide whether, to whom, and in what amount, he or she will make personal political contributions. The same is true of volunteer political donations of personal service time, so long as it does not interfere with the working status or performance of the volunteer.
     In some foreign countries, and in certain specific U.S. States, commonwealths, territories, and possessions, it may be legally permissible for the Company to make certain political contributions. However, no Associate is permitted to use corporate funds, facilities, or other assets, to support, either directly or indirectly, any political candidates or political parties outside the United States, or in U.S. states, commonwealths, territories, or possessions without affirmative advice of the Law Department and advance authorization in writing from the appropriate officer designated by Company procedure. United States law (the FCPA) also prohibits the payment of money or anything of value to foreign political parties, party officials or candidates for political office for the purpose of influencing any act or decision of such political party or candidate, or inducing such candidate or political party to use his or its influence with a foreign government or instrumentality, in order to assist in obtaining or retaining business. (See discussion under the heading “THE FOREIGN CORRUPT PRACTICES ACT (FCPA)” above).
     Lobbying and Public Issues: Lobbying is any activity, in support of or in opposition to, in connection with, or related to, pending legislation or matters pending before, or action taken by any public official, public department, public agency or other public body. A public issue is a question submitted to a general referendum of the electorate.
     The Company is allowed by law to undertake lobbying activities or support or oppose public issues, but each such action must be approved in advance by the CEO of Horizon Lines, Inc. or his or her delegate, or by the Board of Directors, and all registration, reporting and other legal requirements must be satisfied.
     No Associate shall take part in any lobbing activity, other than for the Company, while on Company time.

DISCRIMINATION, HARASSMENT, AND RETALIATION
     The Company is an equal opportunity employer committed to the policy of ensuring that all individuals have equal opportunity to obtain employment and advance within the Company. The Company respects the professionalism and dignity of each Associate. As a part of that commitment, employment practices and decisions are made without regard to race, religion, color, age, national origin, ancestry, disability, marital status, veteran status, military status, sex, sexual orientation, or other factors not related to job performance. Consistent with these principles, the Company prohibits discrimination, including harassment, and retaliation based on any of the foregoing factors. As part of the Company’s continuing effort to ensure that all Associates are aware of the type of conduct expressly prohibited and of the Company’s complaint procedure, the following information is being provided:
     Discrimination, harassment and retaliation are forms of misconduct that undermine the integrity of the employment relationship. This conduct interferes with productivity and undermines employee morale. Such conduct can also result in legal liability for the Company and/or the individuals who commit unlawful acts.
Discrimination
     Discrimination results (1) when an applicant for employment or an employee is treated differently than another applicant or employee because of such individual’s status as a member of a “protected group”2 or (2) when a Company rule, policy, practice, or procedure which is applied uniformly impacts applicants or employees in a protected group and is not related to successful job performance, has no business justification, or is not otherwise allowed by law.
Sexual Harassment
     Sexual harassment is a type of discrimination that can take many forms. This includes unwelcome conduct of a physical, verbal or visual nature that creates a hostile or offensive environment is unacceptable. Normally, such harassment will take one of four forms:
     a. Verbal harassment includes such things as sexual innuendo, suggestive comments, insults, humor and jokes about sex, sexual propositions and threats.
     b. Non-verbal harassment may include such things as suggestive or insulting sounds, leering, whistling, obscene gestures, or any similar conduct.
     c. Visual forms of harassment include derogatory posters, cartoons, drawings, sexually suggestive material, graffiti, slogans, email messages, or any other visually observable material that is directed towards a person or a classification to which the person belongs.
     d. Physical harassment includes touching such as pinching, brushing the body, and other similar behavior.

[2]	The term “protected group” includes groups based on age, race gender, religion, national origin and military status.

     Certain behavior that may occur in a social setting may not be acceptable in the workplace. For example, behavior such as telling racial or ethnic jokes, making derogatory racial or ethnic comments, playing of racially directed music, or displaying racially targeted material would constitute harassment in the workplace.
     Unwelcome sexual advances, requests for sexual favors, and other physical, verbal, or visual conduct based on sex may constitute sexual harassment when (1) submission to the conduct is an explicit or implicit term or condition of employment, (2) submission to or rejection of the conduct is used as the basis of an employment decision, (3) the conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, hostile, or offensive working environment, or (4) the conduct is made a term or condition of doing business with the Company.
Retaliation
     Retaliation consists of management taking some adverse employment action against an employee because of the employee’s engaging in a protected activity such as opposing a Company act or practice which violates a discrimination law or participating in a legal proceeding under an employment discrimination law. Examples of such “protected activities” are: (i) threatening to file a charge or formal complaint alleging discrimination, (ii) complaining about alleged discrimination against oneself or others, (iii) refusing to obey a discriminatory order, and (iv) requesting accommodation for one’s legitimate religious belief or for a disability.
Discipline
     The Company strictly prohibits any of the behaviors outlined above. Any Associate found to have engaged in discrimination, harassment or retaliation will be subject to discipline, including the issuance of written warnings, suspension, transfer, and/or demotion. Where appropriate, the Company will terminate any employee, at any time, with or without prior notice, for having engaged in such conduct.
Complaints of Discrimination, Harassment or Retaliation
     The Company has established a complaint procedure so that employees may bring any instances of discrimination, harassment or retaliation. The complaint procedure has two simple rules. First — Do not allow any inappropriate conduct to continue. Demand to the harassor or his or her supervisor that it stop and report it, regardless of who is creating that situation. Second — If you make a report, do so in good faith. Reports made under this Policy that are not made in good faith undermine the goals of the Policy.
     The Human Resources Department administers the complaint procedure. Any employee who believes that he or she has been the subject of discrimination, harassment or retaliation (or who believes that he or she has witnessed such conduct) shall report the conduct immediately (within 48 hours) either to his or her supervisor or manager, or to a person in the Human Resources Department. In addition, Associates may also confidentially report conduct that may violate this Policy to the Ethics Hotline at (866) 850-2115. The Ethics Hotline is available 24 hours per day. Reports made to the Ethics Hotline that may involve this Policy are forwarded to the Horizon Lines Human Resources Department. You may choose to report any such conduct through any of these avenues. If you believe your manager or supervisor is the violator, you may also report the conduct directly to the Human Resources Department.
     If any manager or supervisor receives a complaint or observes prohibited conduct, he or she is to notify the Human Resources Department immediately. This is true even if the person reporting the conduct requests that it be kept confidential. There is no such thing as a confidential event once a report has been made. When conduct is observed or reported it must be investigated. The Vice President, Human Resources shall designate an investigator who shall thoroughly and promptly conduct an investigation into the facts and thereafter inform the complainant as to what action the Company has or has not taken and the reasons for that action. Any employee dissatisfied with these findings and actions may put in writing his or her objections and direct that communication to the Vice President, Human Resources who shall respond and advise the associate as to what further steps will or will not be taken. NO EMPLOYEE WILL BE SUBJECT TO RETALIATION FOR REPORTING BEHAVIOR WHICH HE OR SHE IN GOOD FAITH BELIEVES VIOLATES THIS POLICY.
Who Is Covered
     These provisions apply to all Company officers, employees, directors, temporary employees, independent contractors or consultants, and all third parties present on Company property who engage in conduct which is, in turn, engaged in, by, or directed at Company employees. They apply to all conduct occurring in the workplace or during work-related activities such as business meetings, off-site meetings conducted for a business purpose, and business travel.
Confidentiality
     To the extent possible, the Company will keep complaints and the terms of their resolution confidential. During the course of an investigation, knowledge of the facts will be limited to those persons who have a “need to know” to fully complete the investigation.
Your Duty
     Of course, these procedures will only be effective if Associates use them. If you see, hear or experience conduct you sincerely believe violates this Policy, please report it. If you do not report the conduct, you may lose your legal rights to complain about alleged discrimination, harassment or retaliation.

POLICY ON A DRUG-FREE WORKPLACE
     Associates are expected and required to report to work in an appropriate mental and physical condition. The unlawful manufacture, distribution, dispensation, possession, or use of a controlled substance on Company premises or while conducting Company business off Company premises is absolutely prohibited. Violations of this policy will result in disciplinary actions, up to and including termination.
     Associates needing help in dealing with drug, alcohol or other substance abuse problems are encouraged to use health insurance plans and Company employee assistance programs specifically applicable to them. Conscientious efforts to seek such help will not jeopardize an Associate’s employment. However, while the Company recognizes that drug or other substance dependency may be an illness and a health problem, it cannot condone the unlawful use of a controlled substance. Unacceptable performance or actions on the job, therefore, will result in appropriate discipline.
     Associates must, as a condition of employment, abide by the terms of the above policy. Associates must report any conviction under a criminal drug statute for violations occurring on or off Company premises while conducting Company business. Associates must report the conviction to their immediate supervisor(s) within five (5) days of the conviction.

SAFETY AND ENVIRONMENTAL CONCERNS
     Safe operating conditions and the protection of the environment are important Company objectives and must be concerns of all Associates. All Associates are required to obey all applicable Federal, state, or other safety laws and regulations and shall observe the proper safety rules and practices in all work situations. The Company does not expect or permit the taking of unnecessary or unreasonable risks in the performance of duties by Associates. In case of doubt or uncertainty, the safer course of action should always be taken. Associates are asked to use the Company’s Ethics Hotline (866-850-2115) if they observe or are asked to engage in a practice which they believe may be unsafe.
     Any spill or release of hazardous or polluting matter shall be immediately reported to supervisory or management personnel, and by them to public authorities (such as the Coast Guard and Environmental Protection Agency) as required by law. Any dangerous work conditions should be immediately reported to supervisory or management personnel.
     Federal, state, and local law (both within the United States and abroad) regulate, (and in some instances prohibit) the release into the atmosphere, waters or ground of a wide variety of substances. Company policy absolutely prohibits improper transportation, handling, storage or disposal of hazardous substances.
     The Company places particular importance upon protection of the environment. It is essential that every Associate cooperate in efforts to ensure attainment of that objective. Should any Associate have any question about what is the proper procedure for handling, transporting, storing or disposing of any hazardous substances, that Associate should seek the advice of his or her immediate supervisor or the Director of Hazardous Materials Safety and Security. Immediate reporting of discharges or spills is crucial. Associates must promptly report suspected violations of environmental control procedures and any other unacceptable environmental practices, upon learning of them, by advising their immediate supervisor. No Associate shall be subject to retaliation for reporting a violation of environmental control procedures made in good faith.

COPYRIGHTS, TRADEMARKS, AND PATENTS
     Products of the intellect are referred to as “intellectual property” and may be protected against use by others through copyright, trademark or service mark registration or by patent. All products of the intellect created by Associates in the course of their employment are the property of the Company, not the Associate. This intellectual property includes (but is not limited to) drawings, specifications, computer programs, designs, photographs, processes, reports, memoranda, models, and notes.
     It is the Company’s policy to enforce and protect its intellectual property rights strictly and forcefully.
     The Company also respects, and expects all Associates to respect, the intellectual property rights of others. The intellectual property of others will not be used or copied in violation of copyright, patent, trade, or service mark registration. For example, a copyright protected computer program may only be used to the extent permitted by the license received with the purchase of the program. Such a license will generally permit making a single back-up copy of the program but will limit use of the software program to a single computer or one network.
INVESTIGATIONS
     The Company must occasionally conduct audits or investigations to satisfy itself that standing policies are being complied with, to respond to inquiries by outside authorities, or to prepare for litigation. All investigations will be conducted in a manner conducive to ascertaining the truth, protecting the property, integrity, and interest of the Company, and ensuring equitable and fair treatment of all persons involved. All Associates are required to cooperate fully with all Company audits, investigations, or inquiries.
     Except for investigations of personal injuries or property damage or cargo loss conducted in the ordinary course of business, the Law Department shall be consulted prior to the commencement of any internal investigation other than routine audit and shall be informed and consulted promptly upon the commencement of any outside investigation of the Company of its personnel by any outside authority.
     Whenever the Company or any Associate is served with notice of or subpoenaed with regard to, or approached for interview in connection with, any outside investigation, whether private or governmental, the Law Department shall be immediately advised. No response to the investigation or inquiry should be made without specific guidance from the Law Department.

ACCOUNTING AND FINANCIAL REPORTING
     All transactions by or on behalf of the Company shall be accurately and promptly entered in the Company’s books and records to meet our financial, legal, regulatory and operational objectives and requirements. Most employees of the Company are involved with reports and documents of some sort, such as preparing time sheets or service logs; creating expense statements; approving invoices; or reporting customer and shipping information. While all Associates may not be familiar with accounting procedures, we do need to ensure that every business record is accurate, complete, and reliable. Any falsifications, unauthorized destruction, or misdescription of any company document or business record (whether on paper, tape, disk, video, electronic media, or other format), is strictly prohibited.
     The Company maintains a system of internal controls that, among other things, ensures the integrity and accuracy of the Company’s financial records. Every Associate must comply with all such internal control requirements as they apply to such Associate’s position. This includes making sure that each business record for which such Associate is responsible is truthful and accurate in all respects. No Associate should create or be involved in any transactions relating to unrecorded or “off-the-record” funds (whether in a bank account or in the form of cash) for any reason; all such transactions should be reported. False, misleading, or incomplete records (i) impair the Company’s ability to make sound business decisions, (ii) undermine public trust and confidence in our reported results or internal processes, and (iii) may be illegal.
     No Associate shall take any action to improperly influence, coerce, manipulate or mislead any independent public or certified accountant engaged in performing an audit of the Company’s financial statements for the purpose of rendering such financial statements materially misleading. No Associate shall make any false or misleading statements to an accountant in connection with any audit or examination of the Company’s financial statements.
     All information prepared and published by you in connection with the Company’s public reporting pursuant to the requirements of any regulatory agency shall be complete, full, fair, accurate, timely and understandable to the best of your knowledge at the time you prepare or approve such information for inclusion in such filings.
     Records should always be retained or destroyed in accordance with the Company’s records management policies and procedures. In the event of pending, threatened or likely litigation or governmental investigation, the Law Department must be consulted regarding the disposition or destruction of any business record. If certain records are required to be retained in the event of a lawsuit or investigation a “hold notice” will issue from the Law Department.

COMMUNICATIONS WITH MEDIA AND PUBLIC
     All public statements to be made on behalf of the Company and responses to all media inquiries should be referred to the Company’s Corporate Communication’s office, and no such statements or responses should be made without that office’s prior review and approval.
RESPONSIBILITIES OF MANAGEMENT
     Since the Company may act only through its agents or employees, individual Associates can be held personally responsible under civil or criminal law for any wrongful acts of the Company. The nature of management responsibility is such that under some circumstances a manager may be held liable under the law for gross and repeated wrongful actions of Associates, or even agents, within his or her responsibility area, even if the manager had no actual knowledge of the specific wrong done.
     All Associates responsible for any of the activities and operations of the Company are required to be aware of the law related to his or her responsibility area, of the policies of the Company relative to such activities and operations, and how such activities and operations are actually conducted, so as to ensure that they are in compliance with the laws and policies.
USE OF AGENTS AND NON-EMPLOYEES
     Agents, contractors, or other non-employees cannot be used to circumvent the law or this Code. Neither the Company nor its Associates may retain agents or other representatives to engage in practices that run contrary to this Code or the law.
LIMITS ON AUTHORITY
     Associates should be aware of the limitations on their authority to act on behalf of the Company and should not take any action that exceeds those limits. Associates should not sign any document on behalf of the Company, nor in any other way represent or exercise authority on behalf of the Company, unless specifically authorized to do so. If you have any concerns or questions about the scope of your authority to act on behalf of the Company, you should contact the Law Department.

PROTECTION AND PROPER USE OF HORIZON PROPERTY
     All Associates are expected to protect Company assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Assets of the Company may only be used for legitimate business purposes. The assets of the Company include its physical assets, such as vessels, equipment, furniture, fixtures, supplies, facilities and systems hardware, and its intangible assets, such as intellectual property. The intellectual property of the Company includes confidential or proprietary information (including business plans, acquisition plans and trade secrets), technology, customer information, sales and marketing plans, information on advertising campaigns, employee records and directories, trademarks, and copyrighted materials.
     All work product that is developed within the scope of employment with the Company is the sole and exclusive property of the Company and shall be deemed to be work made for hire, whether or not the work product was developed at the Company’s facilities, on the Company’s time, or using the Company’s resources. Associates may use such work product solely for the benefit of, and to meet the needs and achieve the goals of, the Company.
     All software, hardware and network systems of the Company and all e-mail and other messaging systems of the Company, whether used for internal or external communications, are the property of the Company and are intended for business purposes. Similarly, Internet access using the Company’s resources and Internet connections are intended for business purposes.
     E-mail and other electronic data created, sent or stored on the Company’s property (including data accessed, copied or printed from the Internet) is the Company’s property. E-mail and any other electronic transmission of information should be created, drafted and sent with the same level of prudence and professionalism as any other communication. All transmissions of confidential, privileged or restricted material (whether by document, e-mail, fax, other electronic transmission, or via the Internet) should be plainly marked as such, and, where possible, encrypted before sending.
     Associates should be aware that the Company may monitor, and from time to time access, all electronic messaging systems belonging to the Company and all use of information viewed or downloaded from the Internet through the Company’s Internet connection. Associates should have no expectation of privacy when using the Company’s electronic mail or other messaging systems or the Horizon Internet connection. Associates should not conduct their business affairs in a way that is designed to elude Company oversight by transferring business -related data or material to systems outside of the Company’s managed environment.
     Associates may not use corporate or other official stationery for personal purposes.

FAIR DEALING
     Associates must disclose prior to or at their time of hire, or to the extent applicable, promptly after receipt of this Code, the existence of any employment agreement, non-competition or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with the Company. Copies of such agreements should be provided to the Human Resources Department to permit evaluation of the agreement in light of the Associate’s position. In no event shall an Associate use any trade secrets, proprietary information, or other similar property, acquired in the course of his or her employment with another employer, in the performance of his or her duties for or on behalf of the Company.
ADMINISTRATION AND WAIVER OF CODE
     This Code is administered and monitored by the company’s Chief Compliance Officer, with assistance from the Human Resources and Law Departments. Any questions and further information on this Code may also be directed to these departments. All managers and direct supervisors are responsible for reviewing this Code with their subordinates each time a new edition of the Code is published and on an annual basis. This Code is also available on the Horizon Intranet site (The Bridge) and our website.
     Associates of the Company are expected to follow this Code at all times. Generally, there should be no waivers to this Code; however, in rare circumstances conflicts may arise that necessitate waivers. Waivers will be determined on a case-by-case basis by the CCO of Horizon Lines, Inc. with the advice of the Law Department and if appropriate, the Audit Committee of the Board of Directors. For officers and directors, the Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code. Disclosure of any waivers shall be made in accordance with applicable Securities and Exchange Commission rules and the Company’s contractual obligations.

CONCLUSION
     This Code is a guide to all Associates in their business activities, and all Associates are expected to adhere to both the letter and the spirit of this Code.
     Strict adherence to the principles in this Code is a condition to continued employment. Any infraction will subject the offending Associate(s) to disciplinary actions, including dismissal.
     The principal purposes of this Code are to educate and inform Associates as to the standards expected of them as they participate in the business activities of the Company and to enable such Associates to avoid acts that might be unlawful or contrary to the business ethics of the Company (including acts that would be to the detriment of its the Company, Associates, and/or its stockholders).
     Each Associate is asked (1) to review thoroughly the provisions of each section of this Code and to raise any questions with the CCO, or with a member of the Law Department, (2) to review the Code frequently and (3) whenever a situation arises that leads the Associate to question whether or not it might involve a conflict with the Code, to discuss the matter, in advance of taking action, with the CCO or with a member of the Law Department.
Charles G. Raymond
President and Chief Executive Officer

HORIZON LINES, INC. AND ITS SUBSIDIARY COMPANIES CODE OF
BUSINESS CONDUCT
I,
(Print or type name)
I acknowledge receipt of my personal copy of the Code of Business Conduct and Ethics for Horizon Lines, Inc. and subsidiary companies.
          I realize that the Code applies to me personally, as well as to all my fellow employees, and acknowledge my obligation to read and understand the Code and to abide and be governed by all its conditions and standards.

(Signature)                                                                                    (Date)

(Location)
Return this form in hard copy to Vice President, Human Resources, Charlotte, N.C.